STATE OF CONNECTICUT
                      DEPARTMENT OF PUBLIC UTILITY CONTROL
                               TEN FRANKLIN SQUARE
                              NEW BRITAIN, CT 06051



DOCKET  NO.  99-11-3199-11-31     APPLICATION  OF  CENTRAL  MAINE  POWER COMPANY
                                  CONCERNING  ACQUISITION  BY  ENERGY EAST
                                  CORPORATION APPLICATION OF CENTRAL MAINE POWER
                                  COMPANY  CONCERNING ACQUISITION BY ENERGY EAST
                                  CORPORATION



                                January 12, 2000

                         By the following Commissioners:


                            Jack  R.  Goldberg
                            John  W.  Betkoski,  III
                            Glenn  Arthur



                                    DECISION
                                    --------

                                    DECISION
                                    --------

I.     INTRODUCTION

A.     APPLICANT'S  PROPOSAL

     By application dated November 30, 1999 (Application), Central Maine Power Company (Central Maine or Company) requests that the Department of Public Utility Control (Department) approve the indirect acquisition of Central Maine by Energy East Corporation (Energy East), pursuant to S16-43 of the General Statutes of Connecticut (Conn. Gen. Stat.). By virtue of its 2.5% ownership interest in Millstone Unit No. 3, Central Maine is an electric company and public service company for all purposes of Title 16 of Conn. Gen. Stat., pursuant to Conn. Gen. Stat. S246c(c).

B.     CONDUCT  OF  THE  PROCEEDING

     There  is  no  statutory  requirement  for  a  hearing  and  none was held.

C.     PARTIES  AND  INTERVENORS

     Central Maine Power Company, 83 Edison Drive, Augusta, Maine 04336; and the Office of Consumer Counsel, Ten Franklin Square, New Britain, Connecticut 06051, were recognized as Parties to this proceeding.

II.     APPLICANT'S  EVIDENCE

     Central Maine is requesting the Department's approval for the indirect acquisition of Central Maine by Energy East pursuant to Conn. Gen. Stat. S16-43 (Merger). Application, p. 1. In the Merger, Energy East would acquire CMP Group, Inc. (CMP), the Maine-based holding company parent of Central Maine. After the Merger is completed, CMP would be the wholly-owned subsidiary of Energy East and would continue to be the parent company of Central Maine. Id.
                                                                             --
It is expected that the Merger would be completed in the middle of the year 2000. Application, p. 15.

     Central Maine is a Maine public utility corporation that provides electric service only in the state of Maine. Application, p. 1. It is primarily engaged in the business of purchasing, transmitting, distributing and selling electric energy serving more than 533,000 customers in southern and central Maine. Application, p. 3. The Company presently owns a 2.5% undivided interest as a tenant-in-common in Millstone Unit No. 3, a nuclear generating unit in the town of Waterford, Connecticut. Application, p. 1. Pursuant to the provisions of Conn. Gen. Stat. S16-246c(c), Central Maine constitutes a public service company within the meaning of Conn. Gen. Stat. S16-1 by virtue of its ownership of an interest in a utility facility in the state of Connecticut.

     Energy East is a public holding company organized under the laws of the State of New York. Application, pp. 2 and 10. It is the holding company parent of New York State Electric & Gas Corporation and of other non-utility subsidiaries. Through its subsidiaries, Energy East is an energy delivery, products and services company with operations in New York, Massachusetts, Maine, New Hampshire, Vermont and New Jersey and offices in New York and Connecticut. Id.
--

                                            Docket No. 99-11-31          Page  2

     CMP is a public holding company headquartered in Augusta, Maine. Application, p. 3. CMP owns all of the common stock of Central Maine and the former non-utility subsidiaries of Central Maine. CMP neither owns nor operates any physical properties. Central Maine is CMP's principal subsidiary. Id.
                                                                             --

     Obligations of Central Maine relating to its electric utility business will be retained by Central Maine, unaffected by the Merger. Application, p. 19. These obligations include Central Maine's share of decommissioning relating to its nuclear interests. Because the Maine restructuring law mandates the recovery of nuclear plant decommissioning costs established by federal law, rule or order through transmission and distribution utility rates and charges, the proposed Merger will not affect the ability of Central Maine to provide the funds necessary to pay for its pro-rata share of costs for the decontamination and decommissioning of Millstone Unit No. 3. Id.
                                                    --

     Neither Central Maine nor any of its public utility subsidiaries provides retail electric service in Connecticut. Application, p. 7. Central Maine is subject to the regulatory authority of the Maine Public Utilities Commission (Maine PUC) and to the jurisdiction of the Federal Energy Regulatory Commission
(FERC),  and  the Securities and Exchange Commission (SEC).  Id.   The Maine PUC
                                                             --
is expected to conclude its proceeding and render a decision by the end of December 1999. Application, p. 21.

     Enclosed with the Application is a copy of the Petition for Approval of Reorganization and Affiliated Interest Transactions filed with the Maine PUC dated July 1, 1999. In addition, copies of the annual reports and SEC filings for each company involved in the proposed merger transaction were included in this filing.

III.     DEPARTMENT  ANALYSIS

     Central Maine is a foreign electric company as defined by Conn. Gen. Stat. S16-246c. Central Maine constitutes an electric company and public service company within the meaning of Conn. Gen. Stat. S16-1 by virtue of its minority interest in Millstone Unit No. 3, a nuclear generating asset located in Waterford, Connecticut. Pursuant to Conn. Gen. Stat. S16-43, Department approval is required for a public service company to "merge, consolidate or make common stock with any other company." Because this proposed transaction involves the merger of CMP by Energy East, Department approval is required for the Merger.

     The Department has reviewed the Application and supporting exhibits, and finds that the Merger will not adversely affect electric service in Connecticut. Central Maine has no ratepayers in Connecticut and is regulated by the jurisdiction of Maine, where it is domiciled. In addition, the Merger will not have any adverse effect on Central Maine's minority interest in Millstone Unit No. 3 or on Central Maine's ability to pay its share of Millstone Unit No. 3
decommissioning  costs.   The  Merger  would  have  no  detrimental  effect  on
Connecticut ratepayers. Therefore, under Conn. Gen. Stat. S16-43, the Department approves the request for the indirect acquisition of Central Maine by Energy East, subject to compliance with all requirements of the SEC, FERC and Maine PUC, which intends to exercise authority over the proposed merger.

                                            Docket No. 99-11-31          Page  3
IV.     FINDINGS  OF  FACT

1. Central Maine has a 2.5% undivided interest as a tenant-in-common in Millstone Unit No. 3, a nuclear generating unit in the town of Waterford, Connecticut.

2. Central Maine constitutes an electric company and public service company pursuant to Conn. Gen. Stat. S16-43.

3. Central Maine is a Maine public utility corporation that provides electric service only in the state of Maine.

4.     CMP  is  the  Maine-based  holding  company  parent  of  Central  Maine.

5.     Central  Maine  has  no  ratepayers  in  Connecticut.

V.     CONCLUSION  AND  ORDER

A.     CONCLUSION

     Pursuant to Conn. Gen. Stat. S16-43, the Department approves Central Maine's request for the indirect acquisition of Central Maine by Energy East. The Merger would have no adverse impact on electric service or ratepayers in Connecticut. The Department's approval is subject to Central Maine's compliance with all the requirements of FERC, SEC and the Maine PUC, which intends to exercise authority over the proposed transaction.

B.     ORDER

1. Central Maine shall file with the Department any decisions issued by the Maine PUC that are subject of the instant docket within 30 days after each decision becomes available.

DOCKET  NO.  99-11-31     APPLICATION  OF CENTRAL MAINE POWER COMPANY CONCERNING
                          ACQUISITION  BY  ENERGY  EAST  CORPORATION

This  Decision  is  adopted  by  the  following  Commissioners:




                                  Jack  R.  Goldberg


                                  John  W.  Betkoski,  III


                                  Glenn  Arthur








                             CERTIFICATE OF SERVICE
                             ----------------------

     The foregoing is a true and correct copy of the Decision issued by the Department of Public Utility Control, State of Connecticut, and was forwarded by Certified Mail to all parties of record in this proceeding on the date indicated.





     /s/ Louise E. Rickard                  January  14,  2000
     ---------------------                  ------------------
     Louise E. Rickard                      Date
     Acting Executive Secretary
     Department of Public Utility Control